(a)(1) Code of Ethics

TIFF INVESTMENT PROGRAM, INC.

Code of Ethics for Senior Officers

Pursuant to Section 406 of the Sarbanes Oxley Act

Introduction

This Code of Ethics applies to the Principal Executive Officer, the Principal Financial Officer and any person performing similar functions, all as identified in Schedule A (“Covered Officers”), of the TIFF Investment Program, Inc. (the “Fund”). This Code is adopted for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Fund;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide Covered Officers. In this regard, each Covered Officer must:

•	act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Fund’s policies;

•	observe both the form and spirit of laws and governmental rules and regulations, and accounting standards;

• adhere to high standards of business ethics; and

•	place the interests of the Fund and its shareholders before the Covered Officer’s own personal interests.

All activities of the Covered Officers should be guided by and adhere to these fiduciary standards. Covered Officers should not hesitate to use available resources whenever it is desirable to seek clarification. Covered Officers are encouraged to consult with the Fund’s Chief Compliance Officer (“CCO”), Chief Legal Officer, the Fund’s Audit Committee, or other appropriate resources when in doubt about the best course of action in a particular situation.

(a)(1) Code of Ethics

Conflicts of Interest

Covered Officers should handle ethically actual and apparent conflicts of interest. A “conflict of interest” occurs when an individual’s personal interests actually or potentially conflict or interfere with the interests of the Fund or its shareholders. A conflict of interest can arise when a Covered Officer takes actions or has interests that may make it difficult to perform his duties as a Fund officer objectively and effectively. Service to the Fund should never be subordinated to either a direct or indirect personal gain or advantage.

Certain conflicts of interests arise out of the relationships between Covered Officers and the Fund that already are subject to conflict of interest provisions in the Investment Company Act of 1940 and the Investment Advisers Act of 1940. For example, Covered Officers may not individually engage in certain transactions with the Fund (such as the purchase or sale of securities or other property) because of their status as “affiliated persons” of the Fund. The compliance programs and procedures of the Fund and the Fund’s Investment Adviser (“Adviser”) are designed to prevent, or to identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace those programs and procedures, and such conflicts fall outside of the parameters of this Code.

Actual or apparent conflicts may arise from, or as a result of, the contractual relationship between the Fund and the Adviser (or other service provider, e.g., administrator) of which the Covered Officers are also officers or employees. It is recognized by the Fund’s Board of Directors (the “Board”) that the Covered Officers will, in the normal course of their duties, be involved in establishing policies and implementing decisions that will have different effects on the Adviser and the Fund. The Board recognizes that the participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the Adviser, and is consistent with the Board’s understanding of the performance by the Covered Officers of their duties as officers of the Fund. Nonetheless, each Covered Officer recognizes that, as an Officer of the Fund, he or she has a duty to act in the best interests of the Fund and its shareholders.

If a Covered Officer believes that his or her responsibilities as an officer or employee of the Adviser (or other service provider) are likely to compromise materially his or her objectivity or ability to perform the duties of his role as an officer of the Fund, he or she should consult with the CCO. A Covered Officer should also consider whether to present the matter to the Board or an appropriate committee thereof.

In addition, each Covered Officer must:

•	avoid conflicts of interest wherever possible;

•	not use his or her personal influence or personal relationships to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

(a)(1) Code of Ethics

•	not engage in personal, business or professional relationships or dealings that would impair his or her independence of judgment or adversely affect the performance of his or her duties in the best interests of the Fund and its shareholders; and

•	not cause the Fund to take action, or fail to take action, for the personal benefit of the Covered Officer rather than the benefit the Fund.

There are some conflict of interest situations that should always be discussed with the CCO if material 1. Examples of these include:

•	service as a director on the board of any public or private company;

•	the receipt of any gift whose aggregate value is in excess of $100 or the receipt of any entertainment from any company with which the Fund has current or prospective business dealings unless, in the case of entertainment, such entertainment is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•	any ownership interest in, or any consulting or employment relationship with, any of the Fund’s service providers, other than its investment adviser or any affiliated person thereof;

•	a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

The CCO, after consultation with the Funds’ Chief Legal Officer, will determine if such conflicts need approval by the Audit Committee of the Board.

Disclosure and Compliance

•	The Covered Officers should familiarize themselves with the disclosure requirements generally applicable to the Fund;

•	the Covered Officers should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund’s directors and auditors, and to governmental regulators and self-regulatory organizations;

[1]	Any activity or relationship that would present a conflict for the Covered Officers would likely also present a conflict for the Covered Officer if a member of the Covered Officer’s family engages in such an activity or has such a relationship.

(a)(1) Code of Ethics

•	the Covered Officers should, to the extent appropriate within their areas of responsibility, consult with other officers and employees of the Fund, the Adviser and other Fund service providers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund file with, or submit to, the SEC and in other public communications made by the Fund; and

•	it is the responsibility of the Covered Officers to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

Reporting and Accountability

The Covered Officers must:

•	upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that the Covered Officer has received, read, and understands the Code;

•	annually thereafter affirm to the Board that the Covered Officer has complied with the requirements of the Code;

•	report at least annually affiliations or other relationships related to conflicts of interest, including:
▪	Directorship in a publicly held corporation, including any registered investment company;
▪	Employment as an investment banker or broker-dealer or being an affiliated person of any investment banker or broker-dealer;
▪	Holding a position as an officer, director or employee of any bank; and

•	notify the CCO promptly if the Covered Officer knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The Fund will follow these procedures in investigating any potential violations of and enforcing this Code:

•	the CCO will take all appropriate action to investigate any potential violations reported to him.

•	If, after such investigation and consultation with the Funds’ Chief Legal Officer, the CCO believes that no violation has occurred, the CCO is not required to take any further action.

•	Any matter that the CCO, after consultation with the Funds’ Chief Legal Officer, believes is a violation will be reported to the Audit Committee.

(a)(1) Code of Ethics

•	If the Audit Committee concurs that a violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures.

•	The Audit Committee will be responsible for granting waivers, as appropriate.

•	Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Fund, the Adviser, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Fund and Adviser codes of ethics under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others and are not part of this Code.

Amendments

Any material amendments to this Code must be approved or ratified by a majority vote of the Board, including a majority of independent directors.

Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Audit Committee, the Board, the CCO, the Funds’ Chief Legal Officer, and outside counsel to the Funds.

Internal Use

This Code is intended solely for the internal use by the Fund.

November 23, 2003
As Amended February 6, 2009

(a)(1) Code of Ethics

Schedule A

“Covered Officers” covered by this Code of Ethics for Senior Officers:

Richard J. Flannery, President and Chief Executive Officer

Dawn I. Lezon, Treasurer and Principal Financial Officer

Current as of: February 6, 2009